             STOCK PURCHASE AGREEMENT

     This Agreement is made and entered into this 30th day of September 1996, by and between WAYNE
VOEGELE, JEROME LANG, RONALD CARLSON, AND THOMAS
STANFORD (collectively "Seller"), and EMERITUS
CORPORATION, a Washington corporation
("Purchaser").

PURCHASE AND SALE

1. On the terms and conditions set forth herein, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all of the issued and outstanding stock (the "Stock") of Stanford
Centre, Inc. (the "Corporation") owned by Seller, which represents all of the issued and outstanding stock of the Corporation. The parties acknowledge and agree that the transaction is a stock purchase and not an asset purchase.

PURCHASE PRICE

2. The purchase price payable by Purchaser to Seller for the Stock shall be Eight Million Nine
Hundred Thousand -and no/100 Dollars ($8,900,000) and shall be payable as follows:

         a. Sixty Seven Thousand Four Hundred
Twenty Five and no/100 Dollars ($67,425.00) on execution of this Agreement (the "Earnest Money") shall be delivered by Purchaser to Chicago Title
Insurance Company (the "Escrow Agent"). In the event the purchase and sale contemplated by this Agreement is consummated, then the Earnest Money will be credited against the Purchase Price at Closing. In the event the purchase and sale contemplated by this Agreement fails to occur, the Earnest Money shall be remitted to Seller or Purchaser, as appropriate, in accordance with the provisions of Paragraph I 7 hereof. The Escrow
Agent shall be authorized, at Purchaser's option, to invest the Earnest Money in such manner as Purchaser may direct with Seller's reasonable written approval; provided, however, that the Escrow Agent shall invest the Earnest Money only in such manner as will allow Escrow Agent to disperse the Earnest Money on two (2) days' notice. All interest or other earnings on the Earnest Money shall become part of the Earnest
Money and shall be dispersed to the party who becomes entitled to the Earnest Money pursuant to the provisions of this Agreement.

     b. The balance, as reduced by the Earnest
Money and any accrued interest thereon and as adjusted by the costs and prorations provided for in Paragraph 5 and as adjusted in accordance with the provisions of Paragraph 7(e)(vi), shall be due and payable in cash at Closing (as defined below).

     c. Notwithstanding the foregoing, the
purchase price shall be reduced by One Hundred
Seventy One Thousand Six Hundred Sixty Five and no/100 Dollars ($171,665.00) in the event
Purchaser elects to take title to the Stock with the first mortgage (the "Existing Debt") in favor of Aid Association for Lutherans ("Lender") in place, as well as taking title to the stock of the entities described in Exhibit P hereto with the first mortgages in favor of Lender in place as to each entity and provided Purchaser pays all fees and costs required to be paid to the Lender pursuant to the loan documents between the Corporation and Lender.

      Except as specifically provided in this
Agreement, notwithstanding Purchaser's purchase of the Stock, Purchaser does not hereby or in connection herewith assume any liability of Seller whatsoever in relation to the Corporation which relates to the period prior to Closing.

CLOSING

3. The Closing of the purchase and sale under this Agreement (the "Closing") shall take place on or before January 2,1997 effective as of January
1,1997 (provided all of the conditions to closing set forth in Paragraphs 13 and 14 have been satisfied or waived) (the "Closing Date");
provided, however, that Purchaser shall have the right on written notice to Seller delivered on or prior to the Closing Date to extend the Closing
Date for a period of up to thirty (30) days.
Closing shall occur at the offices of Escrow Agent in Orlando, Florida or at such other place as Purchaser and Seller may mutually agree. Time is of the essence hereto.

CONVEYANCE

4. Conveyance of the Stock to Purchaser shall be effected by a duly executed Assignment Separate from Certificate in form and substance substantially the same as that attached hereto as Exhibit A-1 (the "Stock Assignment") and delivery to Purchaser of the certificate or certificates evidencing the Stock (the "Certificates"). At the time of the conveyance of the Stock to Purchaser, the Corporation shall have fee simple insurable title to the Real Property as hereinafter defined) and indefeasible title to the Personal Property
  (as hereinafter defined) Free and clear of all liens, charges, easements and encumbrances of any kind, other than the following:

     a.   Liens for rea1 estate taxes not yet due
and payable;

     b. Such items of record as described in the Title Report (as defined below) which are not objected to by Purchaser in accordance with the terms of Paragraph 11(a)(ii);

     c.   All laws, ordinances and governmental
regulations, including, but not limited to, all applicable building, zoning, and use and environmental ordinances and regulations;
provided, however, that the provisions of this clause (c) shall be subject to Purchaser's right to object thereto and Seller's agreement to take corrective action in response to said objections all as specified more fully in Paragraph 11
(a)(ii); and

     d.   The rights of the residents of the
Facility under written rental agreements.

COSTS PRORATION, AND ADJUSTMENTS

5. The costs of the transaction and the expenses related to the ownership and operation of the Stock and the Corporation's Assets (as hereinafter defined) shall be allocated among Seller and Purchaser as follows:

     a.   Seller shall pay any transfer or
documentary stamp or excise tax or sales tax due as a result of the sale and transfer of the Stock to Purchaser.

     b.   Seller and Purchaser shall share on a 50-
50 basis the cost of the Title Report and title insurance policy issued pursuant thereto and the cost of any title endorsements requested by Purchaser. Seller shall pay the cost of the ALTA survey required to deliver the title insurance policy.

     c.   Seller shall either pay for any update
to the environmental assessments of the
Corporation's Assets which it has delivered to Purchaser prior to the execution of this Agreement
(the "Environmental Updates") or, if Purchaser elects to secure new environmental assessments rather than the Environmental Updates, Seller shall reimburse Purchaser for that portion of the cost thereof which is equal to the proposed cost of securing the Environmental Updates as reflected in a written proposal therefor provided by Seller to Purchaser.

     d.   Notwithstanding Purchaser's acquisition
of the Stock, all revenues (including but not limited to rent due from the residents of the Facility) and expenses (including but not limited to payroll and employee benefits) related to the ownership or operation of the Corporation's
Assets. shall be prorated as of the Closing Date, with Seller responsible therefor for the period prior to the Closing Date and with Purchaser responsible therefor for the period from and after the Closing Date.

     e.   Notwithstanding Purchaser's acquisition
of the Stock, real and personal property taxes shall be prorated as of the Closing Date, with Seller responsible therefor for the period prior to the Closing Date and with Purchaser responsible therefor for the period from and after the Closing
Date.

     f.   Notwithstanding Purchaser's acquisition
of the Stock, Seller shall arrange for a final statement with respect to all utilities serving the Real Property and the Facility as of the Closing Date and shall pay all fees identified thereon and Purchaser shall arrange for a11 such utilities to be billed in its name from and after the Closing Date and shall pay all fees due therefor as of the Closing Date.

     g.   Purchaser and Seller shall each pay
their own attorney's fees.

     h.   Purchaser and Seller shall share
recording fees related to the recording of the Deed, any escrow fees and any HSR filing fees (as defined below) on a 50-50 basis:

     i.   In the event Seller elects to cure any
objections Purchaser makes to the items described in the Title Report or the UCC-1 search report, then Seller shall pay the cost of obtaining and recording any releases necessary to deliver title to the Corporation's Assets in accordance with the terms of this Agreement.

POSSESSION

6. At Closing, Purchaser shall be entitled to possession of the Stock and the Corporation's
Assets, subject only to the rights of the residents of the Facility under the Facility
Leases (as defined below). At Closing, Seller shall deliver to Purchaser all resident records and other relevant records used or developed in connection with the business conducted at the Facility and the Corporation's corporate financial records, stock records and minute books. At Closing Seller shall be entitled to retain all cash on hand (other than resident deposits), accounts receivable for the period prior to the Closing Date and prepaid expenses and utility deposits paid by the Corporation prior to the Closing Date.

REPRESENTATIONS AND WARRANTIES

7. Seller hereby warrants and represents to Purchaser that:

     a.   STATUS OF SELLER AND THE CORPORATION.
Seller is comprised of those persons or entities listed on the signature page of this document, each of whom or which is a natural person or a duly organized legal entity and in the case of a legal entity is in good standing under the laws of the State of its organization: The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with the authorized and outstanding stock described in Exhibit A-2. The Corporation is engaged in no business activity other than the operation of the Facility.

     b.   SELLER'S AUTHORITY. Seller has full
power, and authority to execute and to deliver this Agreement and all related documents, and to carr5E out the transaction contemplated herein.
This Agreement is valid, binding and enforceable against Seller in accordance its terms, except as such enforceability may be limited by creditors' rights laws and applicable principles of equity.
The execution of this Agreement and the
consummation of the transaction contemplated herein do not result in a breach of the terms and conditions of nor constitute a default under or violation of any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Seller is now a party or by which Seller or any of the Stock or the assets of Seller or the Corporation may be bound or affected.

     c.   THE FACILITY. The facility is a
congregate care and assisted living and Alzheimer care facility commonly known as The Stanford
Centre, located in Altamonte Springs, Florida and duly licensed, with respect by the State of Florida as an adult congregate care living facility with a total of 118 Units (the
"Facility"). The Facility is not certified to participate in Medicare or Medicaid. There is no action pending or, to the best knowledge of Seller, recommended by the appropriate state agency having jurisdiction thereof, to terminate the Facility's license or any action of any other type which would have a material adverse effect on the Facility, its operations or business.

     d.   THE CORPORATION'S ASSETS. The assets of
the Corporation as of the date hereof consist, and as of the Closing Date will consist, of the following (collectively, the "Corporation's
Assets"):

     i.   The real properly situated in the state
of Florida, which is more particularly described in Exhibit B attached hereto (the "Real Property") and the improvements on the Real Property that constitute the Facility.

     ii.  All equipment, furniture, fixtures,
inventory (including linens, dietary supplies and housekeeping supplies but specifically excluding food and other consumable inventories) and other tangible and intangible personal property owned by Seller and located on the Real Property or used in connection with the operation of the Facility, including but not limited to, entitlements, telephone numbers, any right, title or interest which the Corporation or Seller may have in and to any service marks, trademarks or trade names owned or employed by the Corporation in conjunction with the operation of the Facility specifically including the name "Stanford Centre, Inc." and any trade names and trade marks related thereto and goodwill associated therewith, and all motor vehicles owned or leased by Seller or the Corporation and used in conjunction with the operation of the business conducted at the Facility, but specifically excluding cash, cash equivalents and accounts receivable for the period prior to the Closing Date (as defined below) (the
"Personal Property"), which Personal Property is more particularly described in Exhibit C.

     iii.      The food and other consumable
inventories located at, and usable in the operation of, the Facility on the Closing Date
(the "Consumables").

     e.   THE CORPORATION'S LIABILITIES.

     i. As of the date hereof the liabilities of the Corporation (the "Corporation's Liabilities") consist of those items described in the balance sheet dated as of June 30,1996 set forth in Exhibit D (the "June Balance Sheet") and as of the
Closing Date the liabilities of the Corporation shall consist of only (i) those liabilities set forth in the June Balance Sheet, excluding, however, (i) all long term debt reelected therein and (ii) such other liabilities as Purchaser may require Seller to satisfy or to cause the Corporation to satisfy by written notice delivered within thirty (30) days after the date hereof and
(ii) those liabilities incurred by the Corporation between the date hereof and the Closing Date in the ordinary course of business and reflected on a balance sheet dated as of December 1,1996 and approved by Purchaser (the "Closing Balance
Sheet").

     ii. The June Balance Sheet has been prepared and the Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles, except as otherwise specifically reflected therein or in the notes thereto, and reflect or shall accurately reflect, in the case of the Closing Balance Sheet, the Corporation's
Assets and the Corporation's Liabilities as of the date thereof.

     iii.      As of the date of the June Balance
Sheet the Corporation did not have, nor has the Corporation incurred since that date, any liabilities, contracts, obligations or commitments
(whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature attributable to the operations of the Corporations that would-be required by generally accepted accounting principles to be reflected on a balance sheet of the Corporation (including the notes thereto), except liabilities or obligations
(A) which were incurred in the ordinary course of business consistent with past practice or (B) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Corporation, the Corporation's Assets or the Corporation's
Liabilities.

     iv. Since the date of the June Balance Sheet there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Corporation or the Corporation's Assets or the Corporation's Liabilities.

     v.   There are no, and at Closing there will
not be any, liabilities, debts or other
obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due, including liabilities for taxes, employee wages, employee benefits and unfunded pension plans other than those described herein.

     vi.   The net sales and the total assets of
the Corporation are each less than $25 million.

     f.   THE STOCK. Seller has good and
marketable title to the Stock free and clear of all liens, encumbrances and charges. The Stock represents all of the issued and outstanding stock of the Corporation, Seller is the sole owner thereof and all of such Stock is validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement
(together, "Rights"), obligating the Corporation to issue or sell any shares of its capital stock or to grant, extend or enter into any Right with respect thereto nor any voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Seller with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity security of the Corporation. The Stock has not been registered under the Securities Act of 1933 as amended or under the laws of any state in which it may have been sold or offered for sale.

     g.   TITLE. The Corporation has good and
insurable fee simple title to the Real Property, and the Facility, subject only to the easements, reservations and encumbrances, if any, permitted under Paragraph 4, and good and indefeasible title to the Personal Property free and clear of all leases, liens and encumbrances. The Personal
Property is all of the furniture, fixtures and equipment necessary to operate the Facility at full capacity and all of such Personal Property is, and at Closing will be, in good operating condition and repair and accordingly in the same or better condition and repair, as on the date of Purchaser's inspection thereof pursuant to
Paragraph 11 (a)(iv).

     h.   THE REAL PROPERTY. The Facility is
located on the Real Property. The Facility and the roof and all major mechanical systems at the Facility, including, but not limited to, the Air
Conditioning, Electrical and Heating and
Ventilating Systems, are, and at Closing shall be, in the good operating condition and repair and accordingly in the same or better condition and repair as on the date of Purchaser's inspection thereof pursuant to Paragraph 11 (a)(iv) and Seller has no reason to believe that the same will not have a useful life with ordinary routine maintenance of no less than five years after the Closing Date.

     i.   NECESSARY ACTION. Seller will proceed
with all due diligence to take all action and obtain all consents prior to Closing necessary for it to lawfully enter into and carry out the terms of this Agreement.

     j.   TAXES AND TAX RETURNS. All tax returns,
reports and filings of any kind or nature required to be filed by Seller or the Corporation prior to Closing with respect to its ownership and operation of the Facility, Seller's ownership of the Stock and the Corporation's ownership and operation of the Real Properly, the Personal
Property
and the Facility have been properly completed and timely filed in material compliance with all applicable requirements and all taxes or other obligations which are due and payable by Seller or the Corporation have been timely paid. Nothing herein shall be construed as a representation by any of the persons or entities comprising Seller with respect to the filing of its income tax returns or the payment of any taxes due thereunder.

     k.   LITIGATION. There is no litigation,
investigation, or other proceeding pending or, to the best of Seller's knowledge, threatened against or relating to Seller, or the Corporation or its or their properties or business, which (A) is material to the Stock, Corporation's Assets, the Facility, the Real Property or the Personal
Property or to this Agreement, or (B) would prevent Seller from performing its obligations hereunder, and the transaction contemplated herein has not been challenged by any governmental agency or any other person, nor does Seller know or have reasonable grounds to know, of any basis for any such litigation, investigation or other proceeding. For purposes hereof, litigation, an investigation or other proceeding shall be deemed to be pending if the same has been served on Seller or Seller has otherwise been advised either orally or in writing of the pendency thereof and litigation shall be deemed to be material if the amount of recovery which is claimed is $50,000 or more or the litigation challenges Seller's title to the Stock or the Corporation's title to the Facility, the Real Properly or the Personal
Properly. Seller acknowledges and that
notwithstanding that Purchaser is acquiring the Stock of the Corporation, Purchaser is not assuming any liability of the Corporation or Seller for any litigation which may be pending at Closing or which may be asserted or filed after Closing with respect to the ownership or operation of the Corporation's Assets or the Stock prior to Closing.

     l.   BOOKS AND RECORDS. All of the books and
records maintained by the Corporation with respect to its ownership and/or operation of the Corporation's Assets are true and correct in all material respects. Attached hereto as Exhibit E is a true and correct aging report which identifies each account receivable of the Corporation as of June 30,1996. Seller shall update the aging report on a monthly basis between the date hereof and the Closing Date.

     m.   THE FACILITY LEASES. Attached hereto as
Exhibit F is a true and correct copy of an exemplar of the forms of rental or admission agreement entered into by the Corporation with each of the current residents of the Facility and each of the rental or admission agreements entered into by the Corporation is in substantially the form as the exhibit attached hereto (the "Facility
Leases"). A true and correct copy of each of the rental or admission agreements entered into by the Corporation with each of the current residents of the Facility has been provided by Seller to Purchaser. Each of the rental agreements executed by the Corporation with the residents of the Facility (the "Leases") is in full force and effect and none of the Leases has been modified or amended except as set forth in Exhibit F. Seller has no knowledge or notice that the Corporation is in default of any of its obligations under the Facility Leases nor is Seller aware of any default or any action which, with the passage or time or the giving of notice or both would constitute a default, under the Facility Leases by any of the residents who are parties thereto.

     n.   RENT ROLL. Attached hereto as Exhibit G
is a true and correct rent roll as of August
1,1996, which identifies each of the residents of the Facility, the monthly rent currently being paid by each such tenant and the date to which said rent has been paid and, in the event of any rent delinquencies, an explanation of the reason therefor and the efforts being undertaken by Seller to collect said rent. Seller shall update the rent roll on a monthly basis between the date hereof and the Closing Date. Seller further represents and warrants that the Corporation has the right under the Facility Leases to increase the rents and related fees and charges paid by the residents of the Facility on no more than sixty
(60) days notice and that it has not orally or in writing to provide room, board or other services to any resident or prospective resident for a reduced or nominal fee or without charge.

     o.   LIENS. There are no mechanics',
materialmen's or similar liens presently claimed or, to the best of Seller's knowledge, which will be claimed against the Corporation's Assets for work performed or commenced prior to the date hereof at the request of Seller or of which , Seller has knowledge, Seller having made or caused to be made arrangements for payment of all those improvements now under construction or development.

     p.   ENVIRONMENTAL MATTERS. Except in
accordance with, and in full compliance with, any and all applicable governmental laws, regulations and requirements (collectively, the "Environmental
Laws") relating to environmental and occupational health and safety matters and hazardous materials, substances or wastes (as defined from time to time under any applicable federal, state or local laws, regulations or ordinances), neither Seller nor the Corporation has released into the environment, or discharged, placed or disposed of any such hazardous materials, substances or wastes or caused the same to be so released into the environment or discharged, placed or disposed of at, on or under the Corporation's Assets, neither
Seller nor the Corporation has installed any underground storage tanks on the Real Property and neither Seller nor the Corporation has used the Real Property as a dump for waste material. To the best of Seller's knowledge, no hazardous materials, substances or wastes are located on the Real Property or the Facility or have been released into the environment or discharged, placed or disposed of in, on or under the Real
Property or the Facility; no underground storage tanks are located on the Real Property; the Real
Property has never been used as a dump for waste material and the Real Property and the Facility and the prior uses of the Real Property and the Facility at all times complied with all Environmental Laws.

     q. EMPLOYEES: UNIONS. None of the employees of the Facility are employed by the Corporation but rather all such employees are employed by Human Resources One and leased to the Corporation under the terms of the Agreement attached hereto as part of Exhibit K (the "Employee Leasing
Agreement"). The Corporation has the right on no more than thirty (30) days notice to terminate the Employee Leasing Agreement without any further liability thereunder and effective upon such termination to hire any or all of the employees who were the subject thereof. Such employees are not members of a labor union or subject to a collective bargaining agreement with respect to their employment at the Facility. There are no labor disputes or grievances pending with respect to the operations at the Facility, except as otherwise provided in Exhibit H. For purposes hereof, a labor dispute or grievance shall be deemed to be pending if the same has been served on Seller or Seller has otherwise been advised either orally or in writing of the pendency thereof.

     r.   COMPLIANCE WITH LAW

     i.   The Corporation's Assets are in
compliance with all currently applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders and with all municipal, health, building and zoning by-laws and regulations (including, without limitation, the building and zoning codes) where the failure to comply therewith or to obtain a waiver therefrom could have a material adverse effect on the business, property, condition
(financial or otherwise) or operation of the Corporation's Assets;

     ii. There are no outstanding deficiencies or work orders of any authority having jurisdiction over the Corporation's Assets requiring conformity to any applicable statute, regulation, ordinance or by-law pertaining thereto;
iii. Seller is not aware of any claim, requirement or demand of any agency supervising or having authority over the Facility to rework or redesign it or to provide additional furniture, fixtures or equipment so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof or which will not be satisfied prior to the Closing Date;
and

     iv.  Attached hereto as Exhibit I is a true
and correct copy of any room size or other waivers issued to the Corporation by the Florida
Department of Health and Rehabilitative Services with respect to the Facility.

     s.   OPERATING CONTRACTS. Set forth in
Exhibit J are true and correct copies of all operating contracts to which the Corporation or the Facility is a party in connection with the operation of the Facility (the "Operating
Contracts"). Each of the Operating Contracts is in full force and effect and none of the Operating
Contracts has been modified or amended except as set forth in Exhibit J. Seller has no notice or knowledge that the Corporation or the Facility, as applicable, is in default of any obligations under the Operating Contracts nor is Seller aware of any default or any action which, with the passage or time or the giving of notice or both would constitute a default, under the Operating
Contracts by any other party thereto.

     t.   INVENTORY. All inventories of non-
perishable food, central supplies, linen, housekeeping and other supplies located at the Facility are in sufficient condition and quantity to operate the Facility at normal capacity for two weeks. All inventories of perishable food are at the level normally maintained at the Facility.

     u.   MATERIAL AGREEMENTS. Set forth in
Exhibit K is a list of the following material agreements to which the Corporation or the Facility is a party (the "Material Agreements"), true and correct copies of which have been provided to Purchaser prior to the execution of this Agreement:

     i.   Lease agreements (whether as lessor or
lessee) relating to real properly or personal property or the employees of the Facility;

     ii. License agreements, assignments or other contracts (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor);

     iii.      Employment or consulting agreements
not terminable without liability to the
Corporation upon notice to the employee or consultant of less than 30 days, or employment or consulting agreements which provide for compensation at the rate of more than $25,000 per year (including salary, benefits, bonuses and commissions) to any employee or consultant;

     iv.  Agreements for the purchase or sale of
goods, materials, supplies, machinery, capital assets or services in excess of $ 10,000 individually or in excess of $20,000 in the aggregate;

     v.   Agreements with any labor union;

     vi.  The Corporation's Articles of
Incorporation and Bylaws, including any and all amendments thereto;


     vii.      Employee pension, profit sharing,
retirement bonus or benefit plans;

     viii.     Joint venture or partnership
agreements with any other person;

     ix.  Agreements for the borrowing or lending
of money, or for guaranteeing the obligations or liabilities of another, or for indemnifying, or otherwise becoming liable for, the obligations or liabilities of another;

     x.   Agreements with any bank, factor,
finance company or similar organization regarding the financing of the Corporation's accounts receivable or other extensions of credit to the Corporation;

     xi.  Agreements granting any lien, security
interest or mortgage on any property or asset of the Corporation;

     xii.      Agreements for the construction or
modification of the Facility or for the incurrence of any other capital expenditure involving total payments in excess of $ 10,000 individually or in excess of $20,000 in the aggregate;

     xiii.     Advertising agreements;

     xiv. Agreements which restrict the
Corporation's right to do business;

     xv.  Other agreements involving the payment
or receipt in any period of 12 consecutive months of more than $10,000 individually or of more than $20,000 in the aggregate, or having a term of more than six (6) months;

     xvi.      Any agreements to defend, indemnify
and/or hold harmless any person; and

     xvii.     Any other agreements relevant to
the operations of the Facility, including, but not limited to, ancillary services agreements.
Each of the Material Agreements is in full force and effect as of the date hereof has not be amended or modified except as set forth in Exhibit
K and neither the Corporation nor
any other party thereto is in default thereunder as of the date hereof or will be in default thereunder as of the Closing Date. Seller acknowledges and agrees that notwithstanding the purchase of the Stock by Purchaser, Purchaser is not assuming any obligations under the Material
Agreements which relate to the period prior to the Closing Date and that Purchaser shall have the right within thirty (30) days after the date hereof, to advise Seller which, if any, of the Material Agreements it wants terminated by the Corporation as of the Closing Date.

     v.   ERISA/WAGES/BENEFITS. The Corporation
has no ERISA, employee benefit plan, wage or vacation, holiday, sick pay or severance pay obligations it being understood and agreed that the Corporation's only economic obligation with respect to the employees of the Facility is to make the payments due to Human Resources One under the terms of the Employee Lease Agreement.

     w.   INSURANCE.

     i.   Exhibit L lists all of the liability,
property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Corporation. The Corporation has made available, or during Purchaser's Due Diligence Review will make available, for inspection by Purchaser a true, complete and correct copy of each such policy of insurance.

     ii.  Each insurable material property of the
Corporation is insured by it for its benefit, in amounts deemed adequate by its officers against all material risks usually insured against by prudent managers of similar businesses, and under policies issued by insurers of recognized responsibility and on which all premiums currently due have been paid. The continuation, validity and effectiveness of each such policy will in no material way be affected by the consummation of the transactions contemplated by this Agreement except to the extent that the Corporation voluntarily take action to affect the same, such as canceling the insurance in favor of insurance maintained by Purchaser.

     iii.      To the Corporation's knowledge,
there is no default or claimed or purported or alleged default or state of facts that, with the giving of notice or the lapse of time or both, would constitute a default on the part of any party under any policy of insurance in effect that insures the business, operations, properties, assets or employees of the Corporation.

     x.   NO SUBSIDIARIES. The Corporation does
not own an interest, directly or indirectly, in any other corporation,. company, business trust, partnership, limited partnership, joint venture, or other entity or association.

     y. KEY EMPLOYEES. Exhibit M is a list of the names of all the Corporation's salaried employees, together with a statement as to the full amount paid (including salary, bonuses and commissions), to each such person by the Corporation for services rendered during calendar year 1995 and to date during calendar year 1996.

     z. BANK ACCOUNTS AND SAFE DEPOSIT
ARRANGEMENTS. Exhibit O sets forth a correct and complete list of each bank account and safe deposit box maintained by the Corporation.

     aa. FINANCIAL STATEMENTS. The financial statements prepared by the Corporation or at the Corporation's direction and delivered to Purchaser for the 12 month period ended December 31,1995 and for the six month period ending June 30,1996 are true and correct in all material respects, fairly present the operating results of the Corporation with respect to the Facility and do not materially distort income or losses. All such financial statements with respect to the Corporation have been prepared in accordance with generally accepted accounting principles ("GAAP"), it being understood and agreed that the Facility financial statements have not been prepared in accordance with GAAP. The financial statements to be delivered by Seller to Purchaser between the date hereof and the Closing Date pursuant to Paragraph
10(a)(xxii), will when prepared, be true and correct in all material respects, will, in the case of the financial statements with respect to the Corporation, be prepared in accordance with GAAP, will fairly present the operating results of the Facility and will not materially distort income or issues.

     bb.  DISCLOSURE. No representation or
warranty by Seller contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to Purchaser pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein not misleading.

8. Purchaser hereby warrants and represents to Seller that:

     a.   STATUS OF PURCHASER. Purchaser is a
corporation duly organized and validly existing under the laws of the state of Washington and is in good standing under the laws thereof and is duly qualified to do business as a foreign corporation in the State of Florida and is in good standing under the laws thereof.

     b.   AUTHORITY. Subject to Purchaser
obtaining the approval of its Board of Directors within the time period provided for in Paragraph
13(i), Purchaser has full power and authority to execute and to deliver this Agreement and all related documents, and to carry out the transactions contemplated herein. This Agreement is valid, binding and enforceable as against Purchaser in accordance with its terms, except as such enforceability may be limited by creditors' rights laws and applicable principles of equity.
The execution of this Agreement and the
consummation of the transaction contemplated herein do not result in a breach of the terms and conditions of nor constitute a default under or violation of Purchaser's Articles of Incorporation or By-laws or any law, regulations, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of the assets or Purchaser may be bound or affected.

     c.   LITIGATION. There is no litigation,
investigation or other proceeding pending or, to the best of Purchaser's knowledge, threatened against or relating to Purchaser, its properties or business which is material to this Agreement, or which would prevent Purchaser from performing its obligations hereunder, nor does Purchaser know or have reasonable grounds to know of any basis for any such action. For purposes hereof, litigation, an investigation or a proceeding shall be deemed to be pending if the same has been served on Purchaser or Purchaser has been advised either orally or in writing of the pendency thereof.

     d. NECESSARY ACTION. Purchaser will proceed with all due diligence to take all action and obtain all consents prior to Closing necessary for it to lawfully enter into and carry out the terms of this Agreement, including, but not limited to, using its best efforts to obtain the consent of its Board of Directors.

     e.   INVESTMENT REPRESENTATIONS.

     i.   Purchaser has, or prior to Closing will
have, availed itself of every reasonably available opportunity to conduct its due diligence review of the Corporation and the Facility. The sale and purchase price of the Stock has been independently negotiated between the parties hereto and all the various terms and provisions of this Agreement, and all exhibits attached hereto, have been agreed to by Purchaser based upon its own deliberations, judgment and business experience, independent of any material statement, whether of fact or opinion, by the Corporation, its officers, directors or employees, other than those statements contained in the June Balance Sheet and the representations and warranties of Seller as set forth herein.

     ii.  The Stock is being purchased for
investment purposes only and Purchaser does not intend to resell the same. Seller has disclosed that the Stock has not been registered under the Securities Act of 1933, as amended or any state in which they may be offered for sale.

     iii.      Purchaser is a sophisticated
investor

     iv.  Purchaser has, or prior to Closing will
have, been furnished with sufficient written information about the Corporation, the
Corporation's Assets and the Corporation's
Liabilities to allow it to make an informed investment decision prior to purchasing the Stock.

     v.   Purchaser has obtained such independent
financial advice as it deemed necessary with respect to Purchaser's acquisition of the Stock.

     vi.  Purchaser will be actively involved in
the management and operation of the .
Corporation after Closing, and the Stock is not being purchased for the purpose of speculating in securities.

     vii.      Purchaser is not currently the
owner, directly or indirectly, of any of the Stock of the Corporation, nor has it entered into any contracts, agreements or understandings with respect to the Stock.

     f.   DISCLOSURE. No representation or
warranty by Purchaser contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished to Seller pursuant hereto, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein not misleading.

9.   BROKER

     Each party hereby represents and warrants to the other party that it has not contacted or entered into any agreement with any real estate broker, agent, finder, or any other party in connection with this transaction and that it has not taken any action which would result in any real estate broker's, finder or other fees or commissions being due and payable to any other party with respect to the transaction contemplated by this Agreement, other than W. H. Benson and Company, which has been retained and shall be compensated by Seller. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorney's fees) resulting to the other party by reason of a breach of the representation and warranty made by the indemnifying party in this paragraph.
Notwithstanding anything to the contrary contained in this Agreement, the indemnity set forth in this paragraph and any sums due pursuant to such indemnity shall constitute separate agreements in causes of action in addition to any liquidated damages provided for in this Agreement.

COVENANTS

10.  SELLER AND THE CORPORATION

     a. PRE-CLOSING. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Purchaser: .

     i.   Other than as set forth in Paragraph 4
Seller will, or will cause the Corporation to, satisfy and discharge all claims, liens, security interests, tenancies (other than the Facility
Leases and any Operating Contracts which Purchaser elects to assume at Closing pursuant to the terms hereof, and encumbrances on the Corporation's
Assets.

     ii.  Seller will, or will cause the
Corporation to, file all tax returns, reports and filings of any kind or nature required to be filed by Seller or the Corporation with respect to the Stock, the Corporation's Assets or the Corporation's Liabilities and will timely pay all taxes or other obligations which are due and payable with respect thereto; provided, however, nothing herein shall be construed as imposing any specific obligations under this Agreement on any of the persons or entities comprising Seller with respect to the filing of their income tax returns of the payment of the taxes due thereunder;

     iii.      Seller will not, nor will it permit
the Corporation to, take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement, and Seller will cause the Corporation to continue until the Closing to fulfill any obligations which it may have under the Facility Leases or each of the other Material Agreements to which the Corporation or Seller may be a party;

     iv.  Seller will cause the Corporation to
operate the Facility only in the ordinary course and with due regard to the proper maintenance and repair of the Facility and the Personal Property;

     v.   Seller will cause the Corporation to
take all reasonable action to preserve the goodwill of the residents of the Facility;

     vi.   Seller will not permit the Corporation
to make any material change in the operation of the Facility nor to sell or agree to sell any of the items which comprise the Personal Property nor otherwise to enter into an agreement materially affecting any of the Corporation's Assets or the Corporation's Liabilities;

     vii.      Seller will cause the Corporation
to use its reasonable efforts to retain the services and goodwill of the employees located at or connected with the operation of the Facility;

     viii.     Seller will cause the Corporation
to maintain in force the existing hazard and liability insurance policies, or comparable coverage, for the Corporation's Assets as now in effect;

     ix.  Seller will not permit the Corporation
to increase its financial obligations under the Employee Lease Agreement;

     x. Seller will not, and will not permit the Corporation to, enter into any contract or commitment affecting the Corporation's Assets except in the ordinary course of business and Seller will, or will cause the Corporation to, advise Purchaser of any contracts or commitments which it enters, whether in the ordinary course of business or otherwise;

     xi.  During normal business hours, Seller
will provide Purchaser and its agents with access
(in the company of a representative of Seller) on 24 hours notice to the Real Property and the Facility, provided Purchaser does not interfere with the operation of the Facility and provided
Purchaser uses its best efforts not to disturb any residents of the Facility during the course of such inspections and at such times Seller shall permit Purchaser to inspect the books and records and the physical and structural condition of the Facility, the Real Property and the Personal
Property;

     xii.      Seller will timely pay all
obligations which are due and payable with respect to the Stock and will cause the Corporation to timely pay all obligations which are due and payable with respect to the Corporation's Assets or the Corporation's Liabilities;

     xiii.     Seller will cause the Corporation
to operate the Facility in substantial compliance with all applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders as now in effect (including without limitation, the building and zoning codes as currently applied with respect thereto) and with the Environmental Laws, where the failure to comply therewith could have a material adverse effect on the business, property, condition
(financial or otherwise) or operation of the Facility or on the Corporation's Assets or the Corporation's Liabilities;

     xiv.      Seller will cause the Corporation
to take all reasonable action to achieve substantial compliance with any laws, regulations, ordinances, standards and orders applicable to the Corporation's Assets which are enacted after execution of this Agreement and prior to Closing;

     xv.  As soon as practicable after the date
hereof but in no event later than thirty (30) days following full execution of this Agreement, Seller will (a) deliver to Purchaser a UCC-1 search report (herein so called), (b) shall cause Marvin
L. Beaman, Jr., as agent for Chicago Title
Insurance Company to furnish to Purchaser a current title commitment (the "Title Report") for the issuance to Purchaser of an extended coverage
Owner's title insurance policy with a value equal to the purchase price (the "Title Policy"), insuring the Corporation's interest after
Purchaser acquisition of the Stock in the Real
Property and the Facility, subject to no exceptions other than those of the usual printed exceptions, which are acceptable to Purchaser and the Permitted Exceptions (hereafter defined) and
(c) arrange with a survey firm acceptable to Purchaser for the preparation and delivery of an ALTA Survey of the Real Property and the Facility
(the "Survey");

     xvii.     Seller will, or will cause the
Corporation to, provide Purchaser within thirty
(30) days after execution of this Agreement with copies of any environmental reports, structural report or geological reports which may be in Seller's or the Corporation's possession with respect to the Facility and the Real Property;

     xviii.    Seller will cooperate, at
Purchaser's sole cost and expense, with Purchaser in any efforts which it may undertake to audit the Corporation's financial statements for the periods prior to the Closing if and to the extent such an audit is required for Purchaser's compliance with applicable securities laws;

     xix.      Seller will not permit the
Corporation to amend its Articles of Incorporation or Bylaws;

     xx.  Seller will cause the Corporation to
maintain the inventories of perishable food, non-perishable food, central supplies, linen, housekeeping and other supplies at the Facility at substantially the same condition and quantity as presently being maintained;

     xxi.      Seller will provide Purchaser with
copies of any monthly financial statements prepared in the ordinary course of the Corporation's business between the date hereof and the Closing Date and with the September 30,1996 financial statements as soon as the same are available and all such financial statements shall conform to Seller's representations and warranties set forth herein;

     xxii.      Seller shall allow Purchaser to
verify with the Corporation's lenders the principal balance then outstanding under any outstanding debt and the balances in the Corporation's bank accounts;

     xxiii.    Seller shall deliver to Purchaser
all plans and specifications and as-built surveys for the Real Property and the Facility which are in the possession of the Corporation or Seller;
and

     xxiv.     Seller shall cause the Corporation
to pay off as of the Closing Date any debt secured by the Facility.

     b.   CLOSING. On the Closing Date, Seller
agrees that it will:

     i.   Execute and deliver to Purchaser the
Stock Assignment and the Certificates and such endorsements, assignments and other instruments of transfer and conveyance as shall be necessary to transfer and assign the Stock to Purchaser as herein provided;

     ii. Deliver to Purchaser a certificate dated as of the Closing Date, certifying in such detail as Purchaser may reasonably specify the fulfillment of the conditions set forth in Paragraph(s) 13(a) and (b) subject to the limitations set forth in Paragraph 26 and setting forth the incumbency of the persons executing documents on behalf of Seller, a copy of the resolutions adopted by the Board of Directors and Shareholders of the Corporation authorizing the transaction provided for herein and the execution of this Purchase Agreement and the other documents contemplated herein;

     iii.       Deliver the tangible property
included in the Corporation's Assets to Purchaser in the condition and repair required by the terms of this Agreement subject to no liens or encumbrances other than those permitted under the terms hereof;

     iv.  Deliver to Purchaser the Closing Balance
Sheet, subject to Purchaser's right to review and approve the same in accordance with the terms hereof;

     v.   Pay its share of the Closing costs,
including, but not limited to, the Title Report, Title Policy and Survey described in Paragraph
10(a)(xvi);

     vi.  Deliver to Purchaser the duly executed
resignations of the officers and directors of the Corporation;

     vii.      Deliver to Purchaser the Resident
Deposits (as defined in Paragraph I 8);

     viii.     Deliver to Purchaser evidence of
the designation of a duly authorized
representative to act with full power and authority on behalf of Seller with respect to any post-closing obligations imposed on Seller hereunder; and

     ix. Deliver to Purchaser the original titles to any motor vehicles owned by the Corporation as of the Closing Date and included within the Personal Property duly executed, if necessary, to reflect the sale of the Stock to Purchaser.

     c.   POST-CLOSING. After the Closing of this
Agreement, Seller agrees that, at Purchaser's sole cost and expense, it will take such actions and properly execute and deliver to Purchaser such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser and Seller, may be reasonably necessary to assure, complete and evidence the full and effective transfer and conveyance of the Stock and the Seller's Assets and cooperate, at Purchaser's sole cost and expense, with Purchaser in any efforts which it may undertake to audit the Corporation's financial statements with respect to the Facility for the periods prior to the Closing if and to the extent such an audit is required for Purchaser's compliance with applicable securities laws.

11.  PURCHASER

     a. PRE-CLOSING. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Seller, Purchaser agrees that:

     i.   Purchaser will not take any action
inconsistent with its obligations under this agreement or which could hinder or delay the consummation of the transaction contemplated by this Agreement;

     ii.  Within ten ( 10) days after its receipt
of the UCC-1 Search Report, the Title Report and the Survey, Purchaser shall advise Seller in writing of its objections, if any, to each of the UCC-1 Search Report, the Title Report and the
Survey. In the event Purchaser fails to notify
Seller in writing of Purchaser's objections within said ten (10) day period, Purchaser shall be deemed to have waived its right to object. Within five (5) days of Seller's receipt of Purchaser's objections, Seller shall advise Purchaser whether it intends to correct the defects to which Purchaser has objected. Seller shall be obligated to act in good faith in responding to Purchaser's title objections. For purposes hereof, Seller shall be deemed to have failed to act in good faith if its refuses to correct any matter which is the subject of such title objections where the only costs to it in doing are normal filing or recording fees or delivery charges and where the objections relate to liens which appear of record but relate to previously discharged debt or other minor defects in record title. If Seller refuses to correct some or all of such defects, Purchaser shall have five (5) days to advise Seller of its decision to close, notwithstanding the defects, or to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder, other than Seller's obligation to return or to direct the return of Purchaser's
Earnest Money. Any matter reflected in the UCC1
Search Report, the Title Report or the Survey not objected to in accordance with the terms hereof shall be deemed accepted by Purchaser and to be "Permitted Exceptions" (herein so called).
Notwithstanding anything contained herein to the contrary, in the event Seller requires additional time to prepare either the Survey or the Title
Report, then Seller shall have such additional time to deliver the same to Purchaser, however, in no event shall such extension be longer than fifteen ( 15) additional days;

     iii.      Purchaser will proceed with all due
diligence to obtain all consents and approvals necessary to permit the consummation of the transaction contemplated by this Agreement and/or necessary to permit Purchaser to own and to operate the Facility, including, but not limited to, a license from the Florida Department of Health and Rehabilitative Services;

     iv.  Purchaser will proceed with all due
diligence and at its sole cost and expense to conduct such investigations and to complete the same within ninety (90) days after the date of this Agreement with respect to the Stock, the Corporation's Assets and the Corporation's
Liabilities as it deems to be reasonably necessary in connection with its purchase thereof, including, but not limited to, zoning investigations, soil studies, environmental assessments, seismic assessments, wetlands reports and investigations of the Corporation's and the Facility's books and records and operations, including a review of the licensure files maintained by the State of Florida with respect to the Facility to the extent the same are publicly available, and structural inspections, provided no investigations will be physically intrusive on the Real Property or the Facility unless Seller consents thereto, which consent shall not be unreasonably withheld (the "Due

Diligence Review"); provided, however, nothing herein shall be construed as amending or modifying in any manner the representations or warranties of Seller set forth in this Agreement, which representations and warranties shall be separate from and unaffected by Purchaser's Due Diligence
Review; and provided, further, that Purchaser shall maintain the confidentiality of any documents or information obtained by it during the course of its Due Diligence Review and shall return the same to Seller in the event the transaction provided for herein fails close for any reason whatsoever Purchaser shall indemnify, defend and hold Seller and the Corporation harmless of and from any and all losses, liabilities, costs, expenses (including without limitation, reasonable attorney's fees and costs of court at trial and on appeal), damages, liens, claims (including, without limitation mechanics' or materialmans' liens or claims of liens), actions and causes of action arising from or relating to Purchaser's (or Purchaser's Agents, employees, or representatives) entering on the Real Property and/or the Facility to test, study, investigate or inspect the same or any part thereof, whether pursuant to this paragraph or otherwise. The foregoing indemnity shall expressly survive the Closing or the earlier termination of this Agreement; and

     v. Within fifteen (15) days after the later of the date hereof or the date of their delivery to Purchaser, Purchaser will advise Seller in writing which, if any of the Operating Contracts it elects to assume by virtue of its acquisition of the Stock as of the Closing Date and Seller shall thereafter cause the Corporation to terminate prior to the Closing Date any such Operating Contracts which Purchaser does not elect to assume.

     b.   CLOSING. On the Closing Date, Purchaser
agrees that it will:

     i.   Pay the balance of the Purchase Price
due at Closing;

     ii.  Pay its share of the Closing costs as
herein provided; and

     iii.      Deliver to Seller a certificate of
a responsible officer dated as of the Closing
Date, certifying in such detail as Seller may reasonably specify the fulfillment of the conditions set forth in Paragraph(s) 14(a) and (b) subject to the limitations set forth in Paragraph
26 and setting forth the incumbency of the officers executing documents on behalf of Purchaser, a copy of the resolutions adopted by Purchaser's Board of Directors authorizing the transaction provided for herein and the execution of this Purchase Agreement and the other documents contemplated herein and attaching a certificate of good standing issued by the Washington Secretary of State within no more than thirty (30) days prior to Closing.

     c.   POST-CLOSING. After the Closing of this
Agreement, Purchaser agrees that it will:

     i. Provide Seller with access during normal business hours to any books or records which Seller may need to file or to defend tax returns or other filings filed prior or subsequent to the Closing Date which relate to periods prior to the Closing Date; and

     ii.  Take such actions and properly execute
and deliver such further instruments as Seller may reasonably request to assure, complete and evidence the transaction provided for in this Agreement.

12.   MUTUAL

     Following the execution of this Agreement, Purchaser and Seller agree:

     a. If any event should occur, either within or without the knowledge or control of Purchaser or Seller, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transaction contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible; and

     b.   To cooperate fully with each other in
preparing, filing prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party, including lenders and lessors or to accomplish the transaction contemplated by this Agreement;
provided, however, nothing herein shall be construed to require Purchaser in order to secure such consents to sell or otherwise dispose of any of its assets, or agree to any conditions not acceptable to Purchaser in its sole discretion.

     c.   If applicable, to file with the
Antitrust Division of the United States Department of Justice and the Federal Trade Commission a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-
Rodino Antitrust Improvements Act of 1976 (the
"HSR Act") and to use its and their best efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein (the "HSR Approval"); provided, however, that Seller and Purchaser shall share any filing fees due under the HSR Act on a 50-50 basis.

     i.   Nothing herein shall be construed as
requiring the Corporation to (i) sell or otherwise dispose of any of its assets which either alone or in the aggregate, with all such other sales or dispositions, would constitute the sale or disposition of a "significant subsidiary" (as defined in Rule I -02 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission), (ii) take any action, the consummation of which cannot be conditioned on the consummation of the transactions contemplated by this Agreement, where such action would have a material adverse effect on the Corporation or
(iii) take any action which either would have a material adverse effect on the operations, business or financial condition of the Corporation or would materially impair the value of the transaction contemplated by this Agreement to the Seller or Purchaser.

     ii.  Nothing herein shall be construed as
requiring Purchaser to (A) sell or otherwise dispose of any of its assets which either alone or in the aggregate, with all such other sales or dispositions, would constitute the sale or disposition of a "significant subsidiary," (B) take any action, the consummation of which cannot be conditioned on the consummation of the transactions contemplated by this Agreement, where such action would have a material adverse effect on Purchaser or (C) take any action which either would have a material adverse effect on the operations, business or financial condition of Purchaser or would materially impair the value of the transaction contemplated by this Agreement to the Seller or Purchaser.

CONDITIONS

13.  All obligations of Purchaser under this
Agreement are subject to fulfillment, prior to or at Closing, of each of the following conditions, any one or all or which may be waived in writing by Purchaser:

     a.   SELLER'S REPRESENTATIONS AND WARRANTIES
TRUE AT CLOSING. Seller's representations and warranties contained in this Agreement or in any certificate delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then again made.

     b.   SELLER'S PERFORMANCE. Seller shall have
performed and shall have caused the Corporation to have performed all of its and their obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Purchaser in accordance with the terms hereof.

     c.   NO DEFAULTS. The Corporation shall not
be in default, where said default cannot be cured by Closing, under any mortgage, contract, lease or other agreement to which it is a party or by which it is bound and which affects or relates to the Real Property, the Personal Property or the
Facility, including, but not limited to, the Facility Leases.

     d. DUE DILIGENCE REVIEW. Purchaser shall be satisfied with the results of its Due Diligence
Review, including, but not limited to the results of an EPA Phase I Assessment of the Real Property and the Facility within the period specified in Paragraph 11(a) (iv); provided, however, nothing herein shall be construed as amending or modifying in any manner the representations or warranties of Seller set forth in this Agreement, which representations and warranties shall be separate from and unaffected by Purchaser's Due Diligence
Review except as to any representations or warranties which, during the course of Purchaser's
Due Diligence Review, Seller demonstrates
Purchaser obtained knowledge of falsity or inaccuracy thereof. In the event Purchaser elects to terminate this Agreement within the period specified in Paragraph 11 (a)(iv) and this Paragraph 13(d), the parties shall have no further rights or obligations hereunder, other than Purchaser's right to the return of its Earnest
Money and Seller's obligation to pay any title cancellation and UCC search fees incurred as a result of such termination.

     e.   TITLE. The Title Insurer shall issue to
Purchaser as of the date of Closing, an Owner's extended coverage policy of title insurance for the Real Property and the Facility in accordance with the requirements of Paragraph 4.

     f.   SURVEY. Purchaser shall be satisfied as
to the results of the ALTA Survey in accordance with the provisions of Paragraph 11 (a)(ii).

     g. UCC SEARCH. Purchaser shall be satisfied with the results of the UCC search conducted by Seller pursuant to Paragraph 10(a)(xvi) in accordance with the provisions of Paragraph 11
(a)(ii). .

     i.   APPROVALS.     Purchaser or the
Corporation, as appropriate, shall have received all consents, and approvals as may be necessary for it to own and to operate the Facility, including, but not limited to, the issuance by the Florida Department of Health and Rehabilitative
Services to Purchaser of a license to operate the Facility in the event the sale of the Stock is deemed to be a change of ownership and to require such review and approval and the issuance of a new license to Purchaser or to the Corporation, and the approval of Purchaser's Board of Directors;
provided, however, that in the event Purchaser has not advised Seller on or before September 1,1996 that its Board of Directors has failed to approve the transaction provided for herein and in the related Purchase Agreements set forth in Exhibit
P, the requirement for Purchaser's receipt of said
Board approval as a condition to Purchaser's obligation to close shall be deemed to have been satisfied.

     j.   HART SCOTT RODINO. If applicable, the
filing and waiting period requirements under the HSR Act shall have been complied with and shall have expired or terminated.

     k.   MATERIAL CHANGES. Between the date
hereof and the Closing Date, there shall be no material adverse change in the following:

     i.   The financial condition of the
Corporation, including, but not limited to, a significant reduction in the working capital (or cash balance) or a significant increase in the short term or long-term debt reflected on the June
Balance Sheet and the financial statements of the Corporation and the Facility delivered by Seller pursuant to the terms hereof;

     ii.  The condition of the Facility's
operations, including, but not limited to, its census levels and licensure and/or certification status; and

     iii.      The Corporation's Assets as
reflected on the June Balance Sheet.

     l.   TENDER OF STOCK. All of the issued and
outstanding shares of the Stock shall have been tendered to Purchaser free and clear of all liens and encumbrances.

     m.   ZONING. Purchaser shall be satisfied in
its sole and absolute discretion that the current zoning to which the Real Properly and the Facility are subject will permit the operation thereon of the Facility.

     n.   CLOSING OF ALL STOCK ACQUISITIONS. The
stock acquisitions made pursuant to the agreements described in Exhibit P shall have closed concurrently with the closing of the transaction provided for herein.

     o.    INSURANCE. Seller shall have provided
Purchaser with evidence satisfactory to Purchaser that the property and liability insurance coverage in effect to the Closing Date for the Facility is "occurrence based" rather than "claims made";
provided, however, that if the current coverage is on a "claims made" basis then the Seller shall provide evidence satisfactory to Purchaser of the existence of a fully paid up "tail" coverage policy in the name of the Corporation.

     p.   CLOSING BALANCE SHEET. Purchaser shall
have reviewed and approved the Closing Balance
Sheet.

     q. FACILITY EMPLOYEES. Purchaser shall have offered employment to the employees who are currently subject to the Employee Lease Agreement and a sufficient number of such employees shall have accepted employment with Purchaser to enable
Purchaser to lawfully operate the Facility after Closing and such offer and acceptance of employment shall have been at no cost to Purchaser or the Corporation under the terms of the Employee
Lease Agreement.

     r. ASSUMPTION OF EXISTING DEBT. Any and all documents necessary to evidence the assumption of the Existing Debt shall have been executed by Purchaser and the lender thereunder, if and to the extent Purchaser elects pursuant to Paragraph 2 to permit the same to be a liability of the Corporation at Closing.
Subject to the limitations set forth in the foregoing Paragraph 13, in the event any of the foregoing conditions is not satisfied by Seller or Purchaser, as appropriate, or waived by Purchaser prior to Closing, Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Paragraph 17.

14.  CONDITIONS TO SELLER'S OBLIGATIONS

     All obligations of Seller under this
Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any one or all of which may be waived by Seller in writing:

     a.   PURCHASER'S REPRESENTATIONS AND
WARRANTIES TRUE AT CLOSING. Purchaser's
representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then again made.

     b. PURCHASER'S PERFORMANCE. Purchaser shall have performed its obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Seller in accordance with the terms hereof.

     c.   HSR APPROVAL. If applicable, the filing
and waiting period requirements under the HSR Act shall have been complied with and shall have expired or terminated.
     d.   CLOSING OF ALL STOCK ACQUISITIONS. The
stock acquisitions made pursuant to the agreements described in Exhibit P shall have closed concurrently with the closing of the transaction provided for herein.

INDEMMFICATION

15. Notwithstanding Purchaser's acquisition of the Stock, Seller shall indemnify and hold
Purchaser harmless from and against:

     a.   Except as otherwise provided in this
Agreement, any and all obligations relating to the ownership of the Corporation's Assets and the operation of the Facility which exist at the Closing Date, including, but not limited to (i) any obligations under the Facility Leases or the Operating
Contracts which Purchaser elects to assume at Closing, (ii) any obligations with respect to the Resident Deposits, (iii) any matters related to or arising from any prior bankruptcy or foreclosure proceedings related to the Corporation's Assets and (iv) any of the Corporation's Liabilities reflected on the Closing Balance Sheet;

     b.   Any and all damage, loss or liability
arising either before or after the Closing Date under any of the Operating Contracts which Purchaser does not elect to assume at Closing and which Purchaser directs Seller to terminate or to cause the Corporation to terminate on or prior to the Closing Date;

     c.   Subject to the limitations set forth in
Paragraph 26, any and all damage, loss, or liability resulting from any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of Seller under this Agreement or from any misrepresentation in any certificate furnished or to be furnished to Purchaser hereunder;

     d.   Any and all liability or loss arising
out of or relating to any failure in connection with the transaction contemplated herein to comply with the requirements of any laws or regulations relating to bulk sales or transfers; and

     e. Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs, and other reasonable expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.
For purposes of Paragraph 15(a), an obligation shall be deemed to "exist" as of the Closing Date if it relates to events which occurred prior to the Closing Date even if it is not asserted until after the Closing Date. .

16. Purchaser shall indemnify and hold Seller harmless from and against:

     a.   Except as otherwise provided in this
Agreement, any and all obligations relating to the ownership of the Corporation's Assets and the Corporation's Liabilities and the operation of the Facility from and after the Closing Date, including, but not limited to any obligations under any of the Facility Leases or Operating
Contracts which Purchaser elects to assume at Closing in accordance with the terms hereof and any obligations with respect to the Resident
Deposits;

     b.   Subject to the limitations set forth in
Paragraph 26, any and all damage, loss or liability resulting from any misrepresentation of a material fact, breach of warranty or nonfulfillment of any agreement on the part of Purchaser under this agreement or from any misrepresentation in any certificate furnished or to be furnished to Seller hereunder;

     c.   Any and all damage, loss or liability
resulting from the conduct by or the negligence or willful misconduct of Purchaser in performing its Due Diligence Review; and

     d. Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and other reasonable expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.

TERMINATION

17.  a.   This Agreement may be terminated and the
transaction contemplated herein abandoned at any time prior to Closing:

     i.   By mutual agreement of the parties;

     ii.  By Seller, if any of the conditions set
forth in Paragraph 14 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof (as the same may be extended) through no fault of Seller and the same shall not have been waived by Seller;

     iii.      By Purchaser, if any of the
conditions set forth in Paragraph 13 shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifically provided for the performance thereof
(as the same may be extended) through no fault of Purchaser and the same shall not have been waived by Purchaser;

     iv.  By either Seller or Purchaser in the
event of a material breach by the other party of its obligations hereunder;

     v.   If the Closing has not occurred by
February 1,1997 or such later date as may be agreed upon by the parties (the "Outside Closing
Date"), unless extended by mutual agreement of the parties; provided, however, that in the event all of the conditions to Closing provided for in Paragraph 13 have been satisfied or waived by the Outside Closing Date other than the Purchaser's receipt of the License pursuant to Paragraph
13(i), provided Purchaser is diligently pursuing the issuance of the License by the Florida
Department of Health and Rehabilitative Services, the Outside Closing Date shall automatically be extended for such additional period of time as may be necessary to permit Purchaser to secure the License; provided, further that in the event
Purchaser has not secured the License by January
31,1997, this Agreement shall thereafter terminate in accordance with the terms hereof and the parties shall have no further rights or obligations hereunder other than Purchaser's right to the return of its Earnest Money.

     b.   In the event that prior to the Closing
Date, a material portion of the Real Properly, the Facility or the Personal Property shall have been damaged or destroyed by fire or other casualty, or shall have been taken or condemned by any public or quasi-public authority under the power of eminent domain, Purchaser shall have the right to terminate this Agreement on written notice to Seller which notice must be delivered within ten
(10) days after Purchaser receives notice of such damage, destruction or condemnation. In the event
Purchaser fails to exercise its termination rights hereunder, then it shall be conclusively deemed to have waived said right and the Corporation's
Assets at Closing shall include all of Seller's or the Corporation's rights to any insurance proceeds or condemnation award and all claims in the connection therewith. In the event Purchaser exercises its termination rights hereunder, the parties shall have no further rights or obligations hereunder other than Purchaser's right to the return of its Earnest Money.

     c.   Neither party to this Agreement may
claim termination or pursue any other remedy referred to in Paragraph 17(a) on account of a breach of a condition, covenant or warranty by the other, without first giving such other party written notice of such breach and not less than ten ( 10) days within which to cure such breach; provided, however, in no event shall the Closing Date be postponed beyond the Outside Closing Date.
     d.   In the event of the termination of this
Agreement by Seller under Paragraphs 17(a)(ii) or
(iv) or under Paragraph 17(a)(v) in the event the Closing has failed to occur as a result of a material breach by Purchaser of its obligations hereunder, Seller's sole remedy shall be to terminate this Agreement and to retain Purchaser's
Earnest Money as full and complete liquidated damages, the parties acknowledging and agreeing that the amount of damages which Seller may incur as a result of such termination may be difficult to ascertain and that the amount of the Earnest
Money is a reasonable and fair estimate thereof, after which the parties shall have no further rights or obligations hereunder.

     e.   In the event of the termination of this
Agreement by Purchaser under P paragraph
17(a)(iii) or (iv) or under Paragraph 17(a)(v) in the event the Closing has failed to occur as of a material breach by Seller of its obligations hereunder, Purchaser shall have the right as Purchaser's sole and exclusive remedies either to
(i) terminate this Agreement and demand the return of its Earnest Money after which neither party shall have any further rights or obligations hereunder or (ii) seek specific performance of Seller's obligations hereunder.

RESIDENT SECURITY DEPOSITS

18. At Closing, Seller shall provide Purchaser with an accounting of all resident security deposits being held by Seller as of the Closing
Date (the "Resident Deposits"). Such accounting shall set forth the names of the residents or prospective residents for whom such funds are held, the amounts held on behalf of each resident or prospective resident and the Seller's warranty that the accounting is true, correct and complete.

19. On the Closing Date, Seller shall transfer the Resident Deposits to the bank account designated by the Purchaser and Purchaser shall in writing acknowledge to Seller receipt of and expressly assume all the Corporation's financial and custodial obligations with respect thereto.

20.       Notwithstanding the foregoing, Seller
will indemnify and hold Purchaser harmless from all liabilities, claims and demands in the event the amount of the Resident Deposits transferred to the Purchaser's bank account as provided in Paragraph 19 did not represent the full amount of such Resident Deposits then or thereafter shown to have been delivered to the Corporation by the current residents or prospective residents of the Facility.

NOTICES

21. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the following address:

     To Seller:          c/o Stanford Centre, Inc.
                    2501 N. Orange Avenue, Suite
               435N
                    Orlando, FL 32804
                    Attn: Mr. Wayne Voegele
                    Phone No.: (407) 896-3369
                    FAX No.: (407) 894-2985

     with copy to:       Marvin L. Beaman, Jr.
Esq.
                    605 North Wymore Road
                    Winter Park, FL 32789-2893
                    Phone No. : (407) 628-4200
                    FAX No. : (407) 740-8402

     To Purchaser:       Emeritus Corporation
                    3131 Western Avenue, Suite 500
                    Seattle, WA 98121
                    Attn: Keith James
                    Phone No.: (206) 298-2909
                    FAX No.: (206) 301-4500

     with copy to:       The Nathanson Group
                    1411 Fourth Avenue, Suite 905
                    Seattle, WA 98101
                    Attn: Randi S. Nathanson
                    Phone No.: (206) 623-6239
                    FAX No.: (206) 623-1738

     Notice shall be deemed given three (3)
business days after deposit in the mail, on the next day if sent by overnight courier and on receipt if sent by facsimile (and confirmed verbally or by mail as aforesaid).

SOLE AGREEMENT

22. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This
Agreement constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, discussions, writings and agreements between them.

SUCCESSORS

23. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs and successors of the parties hereto, it being specifically understood and agreed that Purchaser shall have the right to assign in whole or in part its rights and obligations hereunder to an affiliate; provided no such assignment shall relieve Purchaser of its obligations hereunder and provided, further, that Purchaser shall provide
Seller with notice of any such assignment and such assignee shall assume all of Purchaser's obligations hereunder in writing. In addition, Purchaser shall have the right, on written notice to Seller, to assign its rights hereunder to a real estate investment trust (the "REIT") in connection with its financing of the transaction provided for herein, it being understood and agreed that in the event of such an assignment, the only right which the REIT will assume is Purchaser's right to take title to the Corporation's Assets and the only obligation which the REIT will assume is Purchaser's obligation to pay the purchase price in accordance with the terms hereof and that, in any event, Purchaser shall not be relieved of any of its obligations hereunder in the event of such an assignment.

CAPTIONS

24.  The captions of this Agreement are for
convenience of reference only and shall not define or limit any of the terms or provisions hereof.

SURVIVAL/LIMITATION OF ACTIONS

25. All covenants, warranties and representations of Purchaser and Seller herein other than Seller's representation and warranty in Paragraph 7(o), which shall survive for the applicable statute of limitations period, shall survive for two years after Closing after which they shall automatically expire; provided, however, that in the event notice of a claim is delivered by Seller or Purchaser prior to expiration of said two year period or applicable statute of limitation period in the case of a claim brought under Paragraph
7(o), the representation, warranty or covenant which is the subject of said claim shall survive until the final, non-appealable resolution thereof.

GOVERNING LAW

26.  This Agreement shall be governed by and
construed in accordance with the laws of the State of Florida.

SEVERABILITY

27. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

COUNTERPARTS

28. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. This
Agreement may be executed (i) on an original, (ii) a copy of an original, or (iii) by a facsimile transmission copy of an original followed within five (5) calendar days with execution of an original.

THIRD PARTY BFNEFICIARY

29. The provisions of this Agreement are not intended to confer any benefits upon any person or entity not a party to this Agreement.

ACCOUNTS RECEIVABLE

30. Within ten days prior to the Closing Date, Seller shall provide Purchaser with a detailed listing of Seller's accounts receivable which are anticipated to be outstanding on the Closing Date.

31. From and after the Closing Date, Purchaser shall assume responsibility for the billing for and collection of payments on account of services rendered, ancillary services provided or goods sold by it on and after the Closing Date and, notwithstanding the sale of the Stock to Purchaser, Seller shall retain all right, title and interest in and to and all responsibility for the collection of the accounts receivable of the Corporation for services rendered, ancillary services provided or goods sold by the Corporation prior to the Closing Date.

32. Except as otherwise provided herein, any payments received by Purchaser after the Closing
Date from residents with balances due for services rendered, ancillary services provided or goods sold by the Corporation during the period prior to and after the Closing Date, shall be applied by Purchaser first to reduce any post-Closing Date balances, with the excess, if any, remitted to Seller to reduce any pre-Closing Date balances due. Notwithstanding the foregoing, in the event the payment specifically designates that it relates to services rendered, ancillary services provided or goods sold by the Corporation during the period prior to the Closing Date it shall be remitted by Purchaser to Seller or in the event the payment directly correlates to an invoice which includes billings for ancillary services provided by the Corporation prior to the Closing
Date, that portion of the payment which directly relates to the payment for said ancillary services shall be remitted to Seller by Purchaser.

33. Seller shall have the right during normal business hours and on reasonable notice to Purchaser to inspect Purchaser's books and records with respect to the accounts receivable received by it after the Closing Date from residents with balances due as of the Closing Date.

SUBCHAPTER S ELECTION

34. Seller shall have the right effective as of the Closing Date to terminate the Corporation's
Subchapter S election and shall have the obligation to file any final tax returns due with respect to the Corporation for the tax year ending on December 31,1996. Any and all taxes and tax returns due and payable for the tax years commencing on the Closing Date shall be the responsibility of Purchaser and any and all taxes and tax returns due and payable for the tax years prior to the Closing Date shall be the responsibility of Seller.

EXHIBITS

35. Seller and Purchaser acknowledge and agree that they shall have a period of thirty (30) days from the date of this Agreement to attach the exhibits hereto and that either party shall have the right to terminate this Agreement in the event either (i) the exhibits are not attached within said period or (ii) they are not acceptable to either party and, in the event of such a termination, Purchaser shall be entitled to the return of the
Earnest Money and any accrued interest thereon, after which neither party shall have any further rights or obligations hereunder.

           SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

SELLER:                  /s/ Wayne Voegele

--------------------------------------------------
---
                         WAYNE VOEGELE

                         /s/ Jerome Lang

--------------------------------------------------
---
                         JEROME LANG

                         /s/ Ronald Carlson

--------------------------------------------------
---
                         RONALD CARLSON

                         /s/ Thomas Stanford

--------------------------------------------------
---
                         THOMAS STANFORD



PURCHASER:                    By: /s/ Raymond R.
Brandstrom

--------------------------------------------------
--
                         Its: President